Exhibit 99.22

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in open market or privately negotiated purchases.

MARFRIG GLOBAL FOODS S.A.
Publicly Traded Company
CNPJ/MF No. 03.853.896/0001-40
NIRE 35.300.341.031

MATERIAL FACT

NOTICE OF RESUMPTION OF THE EXTRAORDINARY GENERAL MEETING

INIATED ON JUNE 18, 2025

MARFRIG GLOBAL FOODS S.A. (“Marfrig” or “Company”), in compliance with article 157, paragraph 4, of Law No. 6,404, of December 15, 1976 (“Brazilian Corporation Law”), and the Brazilian Securities Commission (Comissão de Valores Mobiliários or “CVM”) Resolution No. 44, of August 23, 2021, further to the material facts disclosed on June 17 and 18, 2025, hereby informs its shareholders and the market in general that, considering the disclosure by BRF S.A. (“BRF”) that BRF’s extraordinary general meeting that will resolve on the merger, by the Company, of the shares of BRF will be held on July 14, 2025 at 9:00 a.m. (“BRF Meeting”), the works of the Company’s extraordinary general meeting (“Meeting”) initiated and suspended on June 18, 2025 will be resumed on July 14, 2025, at 11:00 a.m., exclusively in person, at Avenida Queiroz Filho, nº 1560, Bloco 5 (Torre Sabiá), 3rd floor, Room 301, Vila Hamburguesa, city of São Paulo, State of São Paulo, CEP 05319-000, in order to resolve on the agenda described in the call notice of the Meeting disclosed by the Company on May 16, 2025 and duly published in accordance with the Brazilian Corporation Law (“Call Notice”).

The Company clarifies that the information related to the procedures for participation in the Meeting, including the documentation to be presented by the Company’s shareholders, is described in the Call Notice and the Management Proposal (as defined below).

As provided for in Article 49 of CVM Resolution No. 81, of March 29, 2022 (“CVM Resolution 81”), the voting instructions considered valid and received by the Company or its service providers until June 14, 2025, through the remote voting ballot (“Voting Ballot”), made available by the Company in connection with the call for the Meeting, will normally be considered in the resumption of the Meeting. Thus, shareholders who have already sent the Voting Ballot by June 14, 2025, and do not intend to change their voting instructions will not need to send a new Voting Ballot for the resumption of the Meeting.

Notwithstanding, without prejudice to the possibility of participating and voting in person, subject to the procedures set forth in CVM Resolution 81 and the instructions described in the Management Proposal, shareholders who wish to do so (regardless of whether or not they have sent the Voting Ballot by June 14, 2025) may submit, as of this date, their voting instructions with respect to the matters on the agenda of the Meeting, by filling out and delivering a Voting Ballot, according to the template to be made available by the Company on this date, directly to the Company, to Banco Bradesco S.A., a financial institution hired by the Company to provide bookkeeping services for the shares of the Company (“Bookkeeping Agent”), or, in the case of shareholders holding shares of the Company deposited with B3 S.A. – Brasil, Bolsa, Balcão (“B3”), to the respective institutions and/or brokers responsible for the custody of such shares or to the Central Depository of Assets of B3 (Central Depositária de Ativos da B3). In this case, shareholders must ensure that the Voting Ballot is received up to four (4) days before the date of resumption of the Meeting (i.e., until July 10, 2025).

The management’s proposal with respect to the matters included in the agenda of the Meeting, including the documents and information required by the applicable laws and regulations in relation to such matters and, also, the Call Notice, this material fact, the manual for participation, as resubmitted on this date to include the additional documentation presented by BRF in relation to the BRF Meeting in compliance with the CVM’s decision described in the material fact disclosed on June 17, 2025 (“Management Proposal”), is available to shareholders for consultation at the Company’s headquarters (located at Avenida Queiroz Filho, nº 1560, Bloco 5 (Torre Sabiá), 3rd floor, Room 301, Vila Hamburguesa, in the city of São Paulo, State of São Paulo, CEP 05319-000), as well as on the websites of the Company (ri.marfrig.com.br), CVM (www.gov.br/cvm) and B3 (www.b3.com.br).

São Paulo, June 23, 2025.

Tang David

Chief Financial Officer and

Chief Investor Relations Officer

IMPORTANT NOTICE

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors in American Depositary Shares (“ADSs”) of BRF and holders of common shares of BRF are urged to read the informational document regarding the merger between BRF and Marfrig because it will contain important information.

U.S. holders of common shares of BRF are urged to read any informational document or other materials prepared by BRF for common shareholders of BRF regarding the merger because they will contain important information. BRF expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov.

A copy of any informational documents prepared for holders of ADRs or U.S. holders of common shares of BRF (when available) may also be obtained for free from Marfrig.

This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of BRF and Marfrig of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements.

Statements regarding the structure and timing of any merger between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements.

Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the merger, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Securities Commission (CVM). There is no guarantee that the expected events, trends or results will actually occur.

Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.

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